Exhibit 99.1

VICI PROPERTIES INC. COMPLETES ACQUISITION OF OCTAVIUS TOWER AT

CAESARS PALACE LAS VEGAS

- Enters into Definitive Agreement for Harrah’s Philadelphia and Lease Modifications -

NEW YORK, NEW YORK – July 12, 2018 – VICI Properties Inc. (NYSE: VICI) (together with its affiliates, “VICI Properties” or the “Company”), an experiential real estate investment trust (“REIT”), today announced it has completed the acquisition for the previously announced transaction with Caesars Entertainment Corporation (NASDAQ: CZR) (“Caesars Entertainment” or “Caesars”) to acquire, and lease back, all of the land and real estate assets associated with the Octavius Tower at Caesars Palace for $507.5 million. The Company funded the purchase of Octavius Tower using available cash. Caesars has operated, and will continue to operate, Octavius Tower pursuant to the terms of an existing ground lease until such time as the Caesars Palace Las Vegas lease is amended to incorporate the Octavius Tower ground lease, which will happen concurrently with the closing of Harrah’s Philadelphia (as discussed herein). The annual rent payment to the Company for the Octavius Tower will be $35 million.

The acquisition of Octavius Tower represents the consummation of a portion of the transactions contemplated and detailed in the previously announced Letter of Intent (“LOI”) entered into on May 8, 2018 by and between the Company and Caesars. On July 11, 2018, VICI Properties and Caesars entered into a definitive agreement with respect to the other transactions contemplated by the LOI, including the acquisition of all of the land and real estate assets associated with Harrah’s Philadelphia for $241.5 million, which will be reduced by $159 million to reflect the aggregate net present value of the contemplated modifications to certain of the Company’s leases with Caesars, resulting in cash consideration of $82.5 million. The acquisition of Harrah’s Philadelphia and the entry into the contemplated modifications to the lease agreements are expected to close during the fourth quarter of 2018.

About VICI Properties

VICI Properties is an experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including the world-renowned Caesars Palace. VICI Properties’ national, geographically diverse portfolio consists of 20 gaming facilities comprising over 37 million square feet and features approximately 15,000 hotel rooms and more than 150 restaurants, bars and nightclubs. Its properties are leased to leading brands such as Caesars, Horseshoe, Harrah’s and Bally’s, which prioritize customer loyalty and value through great service, superior products and constant innovation. VICI Properties also owns four championship golf courses and 34 acres of undeveloped land adjacent to the Las Vegas Strip. VICI Properties’ strategy is to create the nation’s highest quality and most productive experiential real estate portfolio. For additional information, please visit www.viciproperties.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. Among those risks, uncertainties and other factors are risks that the acquisition of the Harrah’s Philadelphia property may not be consummated on the terms or timeframe described herein, or at all; the ability of the parties to satisfy the conditions set forth in the definitive transaction documents, including the ability to receive, or delays in obtaining, regulatory approvals and the consents required to consummate the acquisition of the Harrah’s Philadelphia property (including required lender and holder consents); the risk that Caesars may exercise its call right to reacquire the Octavius Tower property in the event that the Harrah’s Philadelphia purchase agreement is terminated; the terms on which the Company finances the acquisition of the Harrah’s Philadelphia property, including the source of funds used to finance such transaction; disruptions to the real property and operations of the acquisition of the Harrah’s Philadelphia property during the pendency of the closing; risks that the Company may not achieve the benefits contemplated by the acquisitions of the real estate assets (including any expected accretion or the amount of any future rent payments); and risks that not all potential risks and liabilities have been identified in the Company’s due diligence. Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Additional important factors that may affect the Company’s business, results of operations and financial position are described from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, Quarterly Reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.

Investor Contacts:	Media Contacts:

Investors@viciproperties.com	PR@viciproperties.com
(725) 201-6415	(725) 201-6414
Or	Or
ICR	ICR
Jacques Cornet	Phil Denning and Jason Chudoba
Jacques.Cornet@icrinc.com	Phil.Denning@icrinc.com, (646) 277-1258
Jason.Chudoba@icrinc.com, (646) 277-1249

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